THIS BRIDGE PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), NOR UNDER ANY STATE SECURITIES LAW AND MAY NOT BE PLEDGED, SOLD, ASSIGNED OR TRANSFERRED UNLESS (I) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE SECURITIES ACT, AND ANY APPLICABLE STATE SECURITIES LAW REQUIREMENTS HAVE BEEN MET OR (II) EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT AND THE REGISTRATION OR QUALIFICATION REQUIREMENTS OF APPLICABLE STATE SECURITIES LAWS ARE AVAILABLE.

$________

BEAMZ INTERACTIVE, INC.

CONVERTIBLE SECURED SUBORDINATED PROMISSORY NOTE

_______, 2013

Beamz Interactive, Inc. a Delaware corporation (the “Company”), the principal office of which is located at 15334 N. 83rd Way, Suite 102, Scottsdale, Arizona 85260, for value received hereby promises to pay to _________________ or its registered assigns (“Holder”), the sum of _________________ Dollars ($_________.00), or such lesser amount as shall then be outstanding hereunder, together with interest from the date of this Convertible Secured Subordinated Promissory Note (this “Note”) on the unpaid principal balance at a rate equal to 10.00% per annum, computed on the basis of the actual number of days elapsed and a year of 365 days (the “Initial Interest Rate”); provided, however, in the event that the principal amount of this Note is not paid in full when such amount becomes due and payable hereunder, the interest on this Note shall accrue at the rate equal to the lesser of (a) the Initial Interest Rate plus five percent (5.0%) or (b) the highest rate then permitted by law until such balance is paid in full.  This Note is one in a series of Notes (collectively, the “Notes”) issued by the Company pursuant to that certain 2013 Convertible Debt and Security Agreement, dated as of May 1, 2013, by and among the Company, Holder and certain other persons (the “Purchase Agreement”).  The Company and Holder are sometimes each referred to herein as a “Party” and collectively, as the “Parties”.

The following is a statement of the rights of the Holder of this Note and the conditions to which this Note is subject, and to which the Holder hereof, by the acceptance of this Note, agrees:

1. Payments.

(a) All unpaid principal, together with any then unpaid and accrued interest, shall be due and payable on the earlier of (i) December 31, 2014 unless automatically extended as provided below (the “Maturity Date”), (ii) upon the closing of at least an aggregate of $2 million of subscriptions under the Permanent Financing (as defined in the Purchase Agreement); or (iii) when, upon the occurrence and during the continuance of an Event of Default (as defined below), such amounts are declared due and payable by Holder or made automatically due and payable, in each case, in accordance with the terms hereof.  Payment for all amounts due hereunder shall be made by mail to the registered address of Holder.  (b) The Company may prepay this Note in whole or in part, provided that (i) any prepayment of this Note may only be made in connection with the prepayment of all Notes on a pro rata basis, based on the respective aggregate outstanding principal amounts of each such Note and (ii) any such prepayment will be applied first to the payment of expenses due under this Note, second to interest accrued on this Note and third, if the amount of prepayment exceeds the amount of all such expenses and accrued interest, to the payment of principal of this Note.

2. Security Interest and Subordination.  This Note is secured by a security interest and subordinated to Senior Indebtedness as described in Article 3 of the Purchase Agreement.

3. Optional Conversion.  The principal balance of and accrued, but unpaid interest on, this Note may be converted at the option of Holder as described in Section 2.1(f) of the Purchase Agreement

4. Automatic Conversion.  The principal balance of and accrued, but unpaid interest on, this Note shall be automatically converted on the date of the Permanent Financing Closing as described in Section 2.1(g) of the Purchase Agreement.

5. Events of Default.  The occurrence of any of the following shall constitute an “Event of Default” under this Note and the other Transaction Agreements:

(i) failure by the Company to make any payment under this Note of the principal or unpaid accrued interest of this Note when due and payable if such failure is not cured by the Company within ten (10) days after Holder has given the Company written notice of such default; or

(ii) failure of the Company to perform any other covenant contained herein or in any other Transaction Agreement (as defined in the Purchase Agreement), if the same has continued for thirty (30) days after written notice specifying such failure has been delivered to the Company by Holder; or

(iii) any representation, warranty, certificate, or other statement (financial or otherwise) made or furnished by or on behalf of the Company to Holder in writing in connection with this Note or any of the other Transaction Agreements, or as an inducement to Investor to enter into this Note and the other Transaction Agreements, shall be false, incorrect, incomplete or misleading in any material respect when made or furnished; or

(iv) an Event of Default occurs on any of the other Notes and such default is not cured within any applicable cure period in such Note; or

(v) the institution by the Company of proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to institution of bankruptcy or insolvency proceedings against it or the filing by it of a petition or answer or consent seeking reorganization or release under the federal Bankruptcy Act, or any other applicable federal or state law, or the consent by it to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee, or other similar official of the Company, or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the taking of corporate action by the Company in furtherance of any such action; or

(vi) if, within sixty (60) days after the commencement of an action against the Company (and service of process in connection therewith on the Company) seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution, or similar relief under any present or future statute, law, or regulation, such action shall not have been resolved in favor of the Company or all orders or proceedings thereunder affecting the operations or the business of the Company stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within sixty (60) days after the appointment without the consent or acquiescence of the Company of any trustee, receiver, or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment shall not have been vacated.

Upon the occurrence of any Event of Default, and at any time thereafter during the continuance of such Event of Default, Holder may, by written notice to the Company, declare all outstanding obligations payable by the Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Transaction Agreements to the contrary notwithstanding.  In addition to the foregoing remedies, upon the occurrence and during the continuance of any Event of Default, Holder may exercise any other right power or remedy granted to it by the Transaction Agreements or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

6. Assignment.  The rights and obligations of the Company and Holder shall be binding upon and benefit the successors, assigns, heirs, administrators, and transferees of each of the Parties; provided, however, that neither the Holder nor the Company may assign any of its rights or obligations hereunder without the prior written consent of the other party.

7. Waiver and Amendment.  Any provision of this Note may be amended, waived, or modified upon the written consent of the Company and Holder.

8. Pari Passu Notes.  Holder acknowledges and agrees that the payment of all or any portion of the outstanding principal amount of this Note and all interest hereon shall be pari passu in right of payment and in all other respects to the other Notes.  In the event Holder receives payments in excess of its pro rata share of the Company’s payments to the holders of all of the Notes, then Holder shall hold in trust all such excess payments for the benefit of the holders of the other Notes and shall pay such amounts held in trust to such other holders upon demand by such holders.

9. Usury.  It is the intent of the Company and Holder to conform to and contract in strict compliance with applicable usury law from time to time in effect.  In no way, nor in any event or contingency (including but not limited to prepayment, default, demand for payment, or acceleration of the maturity of any obligation), shall the rate of interest taken, reserved, contracted for, charged or received under this Note exceed the highest lawful interest rate permitted under applicable law.  If Holder shall ever receive anything of value which is characterized as interest under applicable law and which would apart from this provision be in excess of the highest lawful interest rate permitted under applicable law, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on this Note and not to the payment of interest, or refunded to the Company or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal.  All interest paid or agreed to be paid to Holder shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term (including any renewal or extension) of this Note so that the amount of interest on account of such obligation does not exceed the maximum permitted by applicable law.  As used in this Section, the term “applicable law” shall mean the laws of the State of Arizona or the federal laws of the United States, whichever laws allow the greater interest, as such laws now exist or may be changed or amended or come into effect in the future.

10. Waivers.  The Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.  No delay or omission on the part of the holder of this Note in the exercise of any power, remedy or right under this Note, or under any other instrument executed pursuant hereto, shall operate as a waiver thereof, nor shall a single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other right or power hereunder.

11. Attorneys’ Fees and Costs.  In the event an Event of Default and if this Note is thereafter placed in the hands of an attorney for collection, or in the event this Note is collected in whole or in part through legal proceedings of any nature after the occurrence of an Event of Default, then and in any such case the Company promises to pay all reasonable costs of collection, including, but not limited to, reasonable attorneys’ fees and court costs incurred by the holder hereof on account of such collection, whether or not suit is filed.

12. Severability.  In case any one or more of the provisions contained in this Note shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

13. Notices.  Any notice, request, or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given on the date of service if personally served on the Party to whom such notice is to be given, on the date of transmittal of service via telecopy to the party to whom notice is to be given (with a confirming copy delivered within 24 hours thereafter), or on the third day after mailing if mailed to the Party to whom notice is to be given, by first class mail, registered or certified mail, postage prepaid, or via a recognized overnight courier providing a receipt for delivery and properly addressed at the respective addresses of the Parties as set forth in the Purchase Agreement.  Any Party may by notice so given change its address for future notice hereunder.

14. Governing Law.  This Note, the entire relationship of the Parties, and any litigation between the Parties (whether grounded in contract, tort, statute, law or equity) shall be interpreted, construed, and enforced in accordance with the laws of the State of Arizona, without regard to its choice of law principles.

15. Heading; References.  All headings used herein are used for convenience only and shall not be used to construe or interpret this Note. Except where otherwise indicated, all references herein to Sections refer to Sections hereof.

IN WITNESS WHEREOF, the Company has caused this Note to be issued as of the date first set forth above.

BEAMZ INTERACTIVE, INC. By: ____________________________ Charles R. Mollo Chief Executive Officer